RESCARE FIRST QUARTER 2012 RESULTS

Revenues for the first quarter of 2012 were $397.3 million, a 2.9% increase over the prior year period revenues of $386.1 million.  Increased revenues from our pharmacy business, along with acquisition growth in our Residential Services and HomeCare segments were partially offset by the loss of certain Workforce Services contracts and rate and service level reductions in certain states.

Income from continuing operations was $6.2 million for the first quarter of 2012, compared with $6.8 million in the same period of 2011.  Higher depreciation expense and a higher effective income tax rate, due to the expiration of the jobs tax credit, were partially offset by acquisition growth and leverage of fixed costs.  Adjusted EBITDA for the first quarter of 2012 was $28.3 million versus $25.9 million in the prior year quarter, driven primarily by operating improvements and acquisition growth.

The company ceased providing international workforce services in Europe during the second quarter of 2011.  The closure and disposal of these operations have been accounted for as discontinued operations.  Accordingly, the results of these operations, net of income taxes, have been classified as discontinued operations for all periods presented.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Income Statement Data:
Revenues	$397,342	$386,084
Cost of services	298,890	293,383
Gross profit	98,452	92,701
Operating expenses:
Operational general and administrative	60,285	57,989
Corporate general and administrative	17,667	14,055
Total operating expenses	77,952	72,044

Operating income	20,500	20,657

Interest expense, net	10,208	10,766
Income from continuing operations before income taxes	10,292	9,891
Income tax expense	4,137	3,061
Income from continuing operations	6,155	6,830
Loss from discontinued operations, net of tax	—	(3,156)
Net income	6,155	3,674
Net loss – noncontrolling interest	(30)	(32)
Net income – ResCare, Inc.	6,185	3,706

Other comprehensive income:
Foreign currency translation adjustments	161	94
Comprehensive income attributable to ResCare, Inc.	$6,346	$3,800
Total comprehensive income	$6,316	$3,768

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RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Income from Continuing Operations to EBITDA and Adjusted EBITDA:
Income from continuing operations	$6,155	$6,830
Add: Interest, net	10,208	10,766
Depreciation and amortization	6,645	4,964
Income tax expense	4,137	3,061
EBITDA (1)	27,145	25,621
Add: Share-based compensation	1,174	—
Acquisition costs	—	265
Adjusted EBITDA (1)	$28,319	$25,886

	March 31, 2012	December 31, 2011
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$13,253	$25,651
Accounts receivable, net	234,078	221,089
Other current assets	45,793	50,316
Total current assets	293,124	297,056
Property and equipment, net	84,308	84,893
Goodwill	270,778	267,697
Other intangible assets, net	314,652	314,954
Other assets	33,798	27,658
	$996,660	$992,258

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$168,467	$174,337
Other long-term liabilities	157,163	153,770
Long-term debt	364,584	365,196
Shareholder’s equity	306,446	298,955
	$996,660	$992,258

(1)
EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation and acquisition costs.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.

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RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months ended March 31,
	2012	2011
Cash Flow Data:
Net income	$6,155	$3,674
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	6,645	5,001
Amortization of discount and deferred debt issuance costs	675	888
Share-based compensation	1,174	—
Deferred income taxes, net	1,100	1,773
Provision for losses on accounts receivable	1,549	1,694
Loss on sale of assets	35	23
Changes in operating assets and liabilities	(19,854)	9,382
Cash (used in) provided by operating activities	(2,521)	22,435

Cash flows from investing activities:
Proceeds from sale of assets	10	—
Purchases of property and equipment	(4,261)	(2,081)
Acquisitions of businesses, net of cash acquired	(4,550)	(6,109)
Cash used in investing activities	(8,801)	(8,190)

Cash flows from financing activities:
Debt repayments, net	(1,140)	(24,516)
Debt issuance costs	—	(129)
Funds contributed by co-investors	—	1,400
Cash used in financing activities	(1,140)	(23,245)
Effect of exchange rate on cash and cash equivalents	64	90
Decrease in cash and cash equivalents	$(12,398)	$(8,910)

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RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Segment Data:
Revenues:
Residential Services	$218,309	$206,339
ResCare HomeCare	86,250	80,657
Youth Services	43,954	43,077
Workforce Services	48,829	56,011
Consolidated	$397,342	$386,084

Operating Income (Loss):
Residential Services	$28,157	$22,013
ResCare HomeCare	5,261	5,641
Youth Services	2,809	2,762
Workforce Services	1,948	4,458
Corporate	(17,675)	(14,217)
Consolidated	$20,500	$20,657

Operating Margin:
Residential Services	12.9%	10.7%
ResCare HomeCare	6.1%	7.0%
Youth Services	6.4%	6.4%
Workforce Services	4.0%	8.0%
Corporate	(4.4%)	(3.7%)
Consolidated	5.2%	5.4%

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